UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2006

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3050 Post Oak Blvd., Suite 695, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 888-0895

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

     On February 1, 2006, Dune Energy, Inc. (“we” or the “Company”) closed a private equity offering (the “Offering”), pursuant to which we sold a total of 9,000,000 shares of our common stock at a price of $2.65 per share. Gross proceeds raised in the Offering were $23,850,000. Sanders Morris Harris Inc. (“SMH”) served as our lead placement agent and C.K. Cooper & Company served as co-placement agent. From the gross proceeds, we paid our investment bankers a placement agent fee of $1,192,500 (5% of the gross proceeds) and we paid SMH a financial advisory fee of $477,000 (2% of the gross proceeds). We also issued to SMH, a warrant exercisable for up to 900,000 shares our common stock, at an exercise price of $2.65 per share. The price per share in the Offering was determined by taking the thirty (30) day volume weighted average market price of our common stock as of January 17, 2006, and discounting it by approximately 10% to account for investors’ receiving unregistered stock.

     We have agreed to file a registration statement covering both the shares issued to investors and the shares underlying the warrant for resale within sixty (60) days. Our private offering was made in reliance upon Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D.

     A copy of our Press Release dated February 2, 2006 is attached as Exhibit 99.1 hereto.

Item 9.01 Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 2, 2006 announcing closing of the Company’s $23,850,000 private equity offering

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	February 2, 2006	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 2, 2006 announcing closing of the Company’s $23,850,000 private equity offering